Exhibit 99.1

February 10, 2016

Dear Fellow Shareholders:

The market volatility combined with the strong dollar continues to produce short-term uncertainty for our largest customers. We are bullish on our long-term opportunity as our transition to revenue streams that enable our customers to make use of our unique purchase intent data is well underway. We believe this transition supports our long-term growth as our IT Deal Alert product suite capitalizes on a key trend – our customers’ desire to take advantage of Big Data to make their marketing and sales organizations more efficient. This is a trend that is in its early stages, but is rapidly gaining momentum.

The momentum we are seeing from this transition is already playing out with a broad cross-section of our customers, but in the fourth quarter its impact was offset by the weakness we are seeing from our largest accounts. We saw 11% higher revenues from our customers outside of our top 12 spenders in Q4 2015 as compared to the prior year period, based on the strength of our IT Deal AlertTM offerings. However, our largest customers, who generate a significant amount of their revenue outside the U.S., continue to be severely challenged by the strong dollar. Unlike in Q4 2014, we saw minimal incremental end of year spending from our largest customers and, as a result, revenues in Q4 2015 from our 12 largest customers declined 13%, resulting in flat overall online revenues in Q4 2015 over the same period in 2014.

Our Priority EngineTM and Deal DataTM offerings allow IT marketers to integrate our proprietary purchase intent data into their marketing workflow. We added 25 new customers in Q4 2015, compared with 13 new customers in Q3 2015. The product revenue stream for those products was up 414% year over year and 25% versus Q3 2015. It is still early but we are starting to make progress selling annual subscriptions. Since we have launched Priority Engine, we have signed over 20 annual contracts representing almost $3 million in contract value. We are forecasting that Priority Engine and Deal Data revenue will more than double in 2016.

Another opportunity that we are excited about and are investing in is our entrance into the large market research space. We are off to a good start. We’ve started to publish our post-purchase market share and street pricing data and it has been well received. We’ve signed our first few contracts, with an average annual subscription price of over $100,000. We believe that we will be able to ramp future revenue for the research business to an eight figure run rate within two years.

On the traffic front, our investment in high quality, independent content continues to pay off. Our organic traffic from search was up over 40% in 2015 compared with 2014, and we achieved an all-time high in visits from organic search in Q4 2015.

While the macro environment is disappointing, we are very bullish on the large, early-inning opportunity to be our customers’ primary provider of IT Purchase Intent data as they make the transition to becoming data-driven sales and marketing organizations. We made very good progress against these initiatives in 2015 as we made significant investments in IT Deal Alert, especially in the new research business. We are proud that we were able to be in investment mode and also produce solid profitability and cash flow. We used our strong financial position to repurchase more than $15 million of our stock in 2015. Our Board has authorized an additional $20 million to be used for stock repurchases. This decision to authorize additional funds to repurchase stock is based on an analysis of our balance sheet, our expected cash flows, the large opportunity in front of us and the attractive valuation of our stock.

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Q4 and 2015 Results (Unaudited; $’s in thousands)

	Three months ended December 31			Twelve months ended December 31
Core Online	2015	2014	Growth	2015	2014	Growth
North America Core Online	$13,379	$14,968	-11%	$51,754	$52,734	-2%
International Core Online	8,476	8,154	4%	30,648	28,090	9%
Total Core Online	21,855	23,122	-5%	82,402	80,824	2%
IT Deal Alert
North America IT Deal Alert	4,998	3,690	35%	19,395	14,257	36%
International IT Deal Alert	871	845	3%	3,777	2,526	50%
Total IT Deal Alert	5,869	4,535	29%	23,172	16,783	38%
Overall Online
North America Online	18,377	18,658	-2%	71,149	66,991	6%
International Online	9,347	8,999	4%	34,425	30,616	12%
Total Overall Online	27,724	27,657	0%	105,574	97,607	8%
Events	1,680	2,989	-44%	6,252	8,596	-27%
Total Revenues	$29,404	$30,646	-4%	$111,826	$106,203	5%
Adjusted EBITDA*	$7,558	$8,234	-8%	$24,499	$21,459	14%

*	Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to a GAAP measure later in this Shareholder Letter

Gross Margins

Total gross profit margin for Q4 2015 was 73%, compared to 75% for Q4 2014. Total gross profit margin for the full year 2015 was also 73%, compared to 74% for 2014. Online gross profit margin was 75% in Q4 2015, compared to 77% for Q4 2014. Online gross profit margin was 74% for the full year 2015, compared to 75% for the full year 2014. Events gross profit margin was 46% for Q4 2015, as compared to 64% for Q4 2014. Events gross profit margin was 53% for the full year 2015, as compared to 60% for all of 2014.

IT Deal Alert Update

IT Deal Alert revenues were $5.9 million in Q4 2015, up 29% from Q4 2014. We had 288 active IT Deal Alert customers in Q4 2015, up 47% from 196 for the same period in 2014. Priority Engine and Deal Data continue to gain momentum, for the first time representing over 20% of IT Deal Alert quarterly revenue in the fourth quarter. We added 25 new Priority Engine and Deal Data customers in the fourth quarter, compared to 13 in Q3 2015. With regard to Qualified Sales OpportunitiesTM, we saw a seasonal pullback at the end of the quarter similar to what we saw last year, where our customers do not want to take accelerated delivery at the end of their fiscal year or around the holidays.

With respect to our new research offering, we published a full suite of our Storage Market Landscape Study™ as well as Post-Purchase results in six sub-segments. We signed our first few contracts during Q4 2015, with an average annual subscription price of over $100,000. Our pipeline for this product is building nicely, and we believe that we will be able to ramp future revenue for the research business to an eight figure revenue stream in the next two years.

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We believe that we can grow IT Deal Alert revenues in the neighborhood of 40% with upside to 50% in 2016.

International Update

As you would expect, the strong U.S. dollar is creating challenges for U.S. technology companies selling in international markets. Despite this significant headwind, we were able to grow Online International revenues 12% in 2015. We had double digit growth in both APAC and LATAM in Q4 2015 but revenue from Europe, which is our biggest market, was challenged and depressed our overall international growth rate for the fourth quarter.

We believe that we can grow International revenues approximately 10% in 2016.

Traffic Update

Our content and traffic story continues to be very strong. Organic traffic from search was up over 40% in 2015. Organic traffic represented 95% of overall traffic. According to SEMRush, an independent SEO research service, TechTarget ranks as one of the top 400 domains on the Internet with over 1.2 million ranked keywords. They estimate that it would cost approximately $300 million per year to replicate our organic traffic with paid traffic.

Share Buyback

We repurchased 679,096 shares at an average price of $8.75 per share for a total expenditure of approximately $6.0 million during the fourth quarter. Our Board has authorized an additional $20 million for stock repurchase.

Balance Sheet and Cash Flow

The Company’s balance sheet remains strong. The Company had $34.7 million in cash and investments and no debt as of December 31, 2015. 2015 was the 12th consecutive year the Company has reported positive Adjusted EBITDA and cash flow from operations.

Foreign Exchange Update

Foreign exchange adversely affected revenue growth by 1.1% in the quarter. The strong dollar continued to create revenue headwinds for large U.S.-based technology vendors, which caused them to adjust the size of their marketing expenditures.

Q1 2016 and 2016 Full Year Guidance

For Q1 2016, we expect to see the normal seasonality in our business. We expect overall revenues to be between $24 million and $25 million. We expect online revenues to be between $23.3 million and $24.2 million, and we expect events revenues to be between $700,000 and $800,000. We expect Adjusted EBITDA to be between $2 million and $3 million.

For 2016, we are operating under the assumption that the environment will remain challenging, especially for our customers that rely on a significant amount of their revenues outside the U.S. We are forecasting total revenues between $120 million and $125 million and Adjusted EBITDA between $29 million and $32 million for the full year.

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Summary

I believe that we executed very well in 2015. Despite the fact that our largest customers were significantly challenged during 2015, we were able to grow revenue and Adjusted EBITDA. Our content strategy is clearly working, as evidenced by robust traffic growth. We made significant headway with IT Deal Alert by introducing Deal Data, Priority Engine and TechTarget ResearchTM. We expect that these new products will provide the foundation for our next leg of growth. I believe that we will see a payoff in 2016 and beyond.

Sincerely,

Greg Strakosch

CEO

(C) 2016 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine, Deal Data, Qualified Sales Opportunities, Storage Market Landscape Study and TechTarget Research are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (February 10, 2016). Supplemental financial information and our Chief Executive Officer’s Letter to Shareholders will be posted to the Investor Information section of our website simultaneously with this press release.

NOTE: Our Chief Executive Officer’s Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Information section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-855-669-9657 (Canadian callers) or 1-412-902-4191 (International callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning February 10, 2016 one (1) hour after the conference call through March 11, 2016 at 9:00 a.m. ET. To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10079534. Canadian callers should dial 1-855-669-9658 and also use the conference number 10079534. International callers should dial 1-412-317-0088 and also use the conference number 10079534. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude secondary offering costs, stock-based compensation and other one-time charges, if any.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, secondary offering costs and other one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of adjusted EBITDA, adjusted

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net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare the Company’s operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain information included in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding the intent, belief or current expectations of the Company and members of our management team. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. Such statements may include those regarding guidance on our future financial results and other projections or measures of our future performance; expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, new products or services and other potential sources of additional revenue. These statements speak only as of the date of this release and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries; and other matters included in our SEC filings, including in our Annual Report on Form 10-K. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TECHTARGET, INC.

Consolidated Statements of Operations

(in 000’s, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Revenues:
Online	$27,724	$27,657	$105,574	$97,607
Events	1,680	2,989	6,252	8,596

Total revenues	29,404	30,646	111,826	106,203

Cost of revenues:
Online(1)	6,912	6,441	26,962	24,629
Events(1)	899	1,087	2,941	3,418

Total cost of revenues	7,811	7,528	29,903	28,047

Gross profit	21,593	23,118	81,923	78,156

Operating expenses:
Selling and marketing(1)	10,897	12,119	43,722	42,836
Product development(1)	1,957	1,960	7,680	7,161
General and administrative(1)	3,111	4,014	12,987	14,878
Depreciation	959	1,035	3,982	4,060
Amortization of intangible assets	328	406	1,382	1,762

Total operating expenses	17,252	19,534	69,753	70,697

Operating income	4,341	3,584	12,170	7,459
Interest and other expense, net	(127)	(212)	(249)	(333)

Income before provision for income taxes	4,214	3,372	11,921	7,126
Provision for income taxes	2,245	1,667	4,735	3,045

Net income	$1,969	$1,705	$7,186	$4,081

Net income per common share:
Basic	$0.06	$0.05	$0.22	$0.12

Net income per common share:
Diluted	$0.06	$0.05	$0.21	$0.12

Weighted average common shares outstanding:
Basic	32,659	33,320	32,963	33,010

Weighted average common shares outstanding:
Diluted	33,871	35,237	34,476	34,641

(1) Amounts include stock-based compensation expense as follows:
Cost of online revenues	$27	$33	$84	$116
Cost of events revenues	—	—	—	8
Selling and marketing	1,085	1,142	3,530	3,287
Product development	37	37	111	129
General and administrative	684	1,902	2,899	3,792

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TechTarget, Inc.

Consolidated Balance Sheets

(in 000’s, except share and per share data)

	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,783	$19,275
Short-term investments	10,646	5,480
Accounts receivable, net of allowance for doubtful accounts of $1,715 and $1,014 as of December 31, 2015 and 2014, respectively	26,549	23,200
Prepaid expenses and other current assets	7,498	2,842
Deferred tax assets	2,317	2,674

Total current assets	61,793	53,471
Property and equipment, net	8,922	9,215
Long-term investments	9,262	13,428
Goodwill	93,701	93,979
Intangible assets, net of accumulated amortization	1,448	2,995
Deferred tax assets	1,893	3,230
Other assets	840	1,166

Total assets	$177,859	$177,484

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,807	$2,733
Accrued expenses and other current liabilities	3,112	2,719
Accrued compensation expenses	675	3,043
Contingent consideration	1,326	—
Income taxes payable	516	1,088
Deferred revenue	7,595	6,940

Total current liabilities	15,031	16,523
Long-term liabilities:
Deferred rent	2,245	2,598
Deferred tax liabilities	582	473
Contingent consideration	—	1,114
Other liabilities		930

Total liabilities	17,858	21,638
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized; 50,927,426 shares issued and 32,039,853 shares outstanding at December 31, 2015; 49,587,137 shares issued and 32,371,251 shares outstanding at December 31, 2014	51	50
Treasury stock, 18,887,573 and 17,215,886 shares at December 31, 2015 and 2014, respectively, at cost	(113,949)	(98,851)
Additional paid-in capital	293,003	280,702
Accumulated other comprehensive loss	(322)	(87)
Accumulated deficit	(18,782)	(25,968)

Total stockholders’ equity	160,001	155,846

Total liabilities and stockholders’ equity	$177,859	$177,484

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Net income	$1,969	$1,705	$7,186	$4,081

Interest and other expense, net	127	212	249	333
Provision for income taxes	2,245	1,667	4,735	3,045
Depreciation	959	1,035	3,982	4,060
Amortization of purchase price adjustment	97	67	341	308
Amortization of intangible assets	328	406	1,382	1,762

EBITDA	5,725	5,092	17,875	13,589
Secondary offering costs	—	28	—	538
Stock-based compensation expense	1,833	3,114	6,624	7,332

Adjusted EBITDA	$7,558	$8,234	$24,499	$21,459

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and Net Income per Diluted Share to

Adjusted Net Income per Share

(in 000’s, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Net income	$1,969	$1,705	$7,186	$4,081
Income tax provision	2,245	1,667	4,735	3,045

Net income before taxes	$4,214	$3,372	$11,921	$7,126
Amortization of intangible assets	328	406	1,382	1,762
Stock-based compensation expense	1,833	3,114	6,624	7,332
Secondary offering costs	—	28	—	538
Amortization of purchase price adjustment	97	67	341	308
Foreign exchange loss	142	220	302	302
Adjusted income tax provision*	(3,060)	(3,607)	(8,567)	(7,608)

Adjusted net income	$3,554	$3,600	$12,003	$9,760

Net income per diluted share	$0.06	$0.05	$0.21	$0.12

Weighted average diluted shares outstanding	33,871	35,237	34,476	34,641

Adjusted net income per share	$0.10	$0.10	$0.35	$0.28
Adjusted weighted average diluted shares outstanding	33,871	35,237	34,476	34,641

*	Adjusted income tax provision was calculated using our effective tax rate, excluding discrete items, for each respective period.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended March 31, 2016 and Year Ended December 31, 2016

(in 000’s)

	For the Three Months Ended March 31, 2016		For the Twelve Months Ended December 31, 2016
	Range		Range
Online	$23,300	$24,200	$115,200	$120,000
Events	700	800	4,800	5,000

Total revenues	$24,000	$25,000	$120,000	$125,000

Adjusted EBITDA	$2,000	$3,000	$29,000	$32,000

Depreciation, amortization and stock-based compensation	3,030	3,030	12,100	12,100
Interest and other expense, net	163	163	120	120
(Benefit from) provision for income taxes	(474)	(77)	6,700	7,900

Net (loss) income	$(719)	$(116)	$10,080	$11,880

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